EXHIBIT 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS

Southampton, Pa., Jan. 31, 2013 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2012 was $190,000, or $0.21 per basic and diluted share, compared to $143,000, or $0.16 per basic and diluted share for the same period in 2011. Net income for the year ended December 31, 2012 was $981,000, or $1.10 per basic and diluted share compared to $528,000, or $0.60 per basic and diluted share for the same period in 2011.

Robert T. Strong, President and Chief Executive Officer stated, “We are pleased to report that net income for the year ended December 31, 2012 increased significantly over the prior year. The increase in earnings year over year of approximately 86% was across Company lines which is an important aspect of our earnings and our growth plan.  The driving factor within the Bank was an increase of almost $9.0 million in net loans.  This amount was funded by an $8.5 million increase in deposits for the year that in turn improved our net interest margin which increased 39 basis points to 3.94% for the year ended December 31, 2012.  Our subsidiary companies of mortgage banking and title abstract each experienced their highest earning year to date.”

Mr. Strong continued, “We have significantly reduced the Bank’s non-performing loans from 4.42% of net loans at December 31, 2011 to 2.54% of net loans at December 31, 2012.  Additionally, the Bank’s non-performing assets declined from 3.22% to 2.04% as a percent of total assets during the same time frame.  We anticipate, with the improved market conditions that we have experienced, a continued positive trend.  While our efficiency ratio increased just under 8% during the last quarter of 2012 compared to the same period in 2011, it reflects in part the Bank’s investment in production personnel to spearhead increased lending capabilities going forward.”

In closing, Mr. Strong commented, “We are extremely pleased to note the increase in Stockholder equity of over $1.1 million.  As always, our current and continued business strategy is focused on long-term profitability and payment of dividends combined with a continuing repurchase plan that reflects our strong commitment to shareholder value.”

Net income amounted to $190,000 for the three months ended December 31, 2012, an increase of $47,000, or 32.9%, compared to net income of $143,000 for three months ended December 31, 2011.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $131,000 and non-interest income of $304,000, and a decrease in the provision for loan losses of $72,000, which were offset by an increase in non-interest expense of $438,000, and the provision for income taxes of $22,000.

The $131,000, or 14.1% increase in net interest income for the three months ended December 31, 2012 over the comparable period in 2011 was driven by an $82,000, or 5.8% increase in interest income and a $49,000, or 10.3% decrease in interest expense. The increase in interest income was primarily due to a $10.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $75.7 million for the three months ended December 31, 2011 to an average balance of $86.1 million for the three months ended December 31, 2012.  The decrease in interest expense was primarily attributable to a 25 basis point decrease in the overall cost of interest-bearing liabilities from 2.05% for the three months ended December 31, 2011 to 1.80% for the same period in 2012.  The average interest rate spread increased from 3.29% for the three months ended December 31, 2011, to 3.74% for the same period in 2012, while the net interest margin improved from 3.54% for the three months ended December 31, 2011 to 3.96% for the three months ended December 31, 2012.

The $72,000 decrease in the provision for loan losses for the three months ended December 31, 2012 over the three months ended December 31, 2011 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans which resulted in the reversal of prior loan provisions.

The $304,000, or 247.2% increase in non-interest income for the three months ended December 31, 2012 over the comparable period in 2011 was primarily attributable to a $280,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $12,000 increase in other banking fees and service charges, an $8,000 increase in net gains on the sales of other real estate owned, and a $4,000 increase in other income.

           The $438,000, or 56.9% increase in non-interest expense for the three months ended December 31, 2012 compared to the same period in 2011 was primarily attributable to a $252,000 increase in salaries and employee benefits expense, a $118,000 increase in professional fees, a $30,000 increase in occupancy and equipment expense, a $24,000 increase in other expense, and an $18,000 increase in advertising expense. Offsetting these increases was a $6,000 decrease in expenses related to other real estate owned.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in professional fees was primarily due to costs related to loan collections which resulted in the decrease in loan delinquencies. The increase in advertising expense was primarily due to increased efforts in growing the deposit base of our Lehigh Valley office.  These efforts accounted for the majority of the increase in deposits for the year.

The $22,000, or 24.7% increase in the provision for income taxes for the three months ended December 31, 2012 over the three month period ended December 31, 2011 was due primarily to the increase in pre-tax income as our effective tax rate was 36.9% during the three months ended December 31, 2012 period compared to 38.4% for the comparable period in 2011.

For the year ended December 31, 2012, net income amounted to $981,000 compared to $528,000 for the year ended December 31, 2011.  This increase in net income was primarily the result of the increases in net interest income of $495,000 and non-interest income of $1.2 million, which were offset by increases in the provision for loan losses of $25,000, non-interest expense of $944,000, and the provision for income taxes of $238,000.

The $495,000, or 13.7% increase in net interest income for the year ended December 31, 2012 over 2011 was driven by a $306,000, or 5.5% increase in interest income and a $189,000, or 9.9% decrease in interest expense. The increase in interest income was primarily due to a $7.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $75.0 million for the year ended December 31, 2011 to an average balance of $82.4 million for the year ended December 31, 2012.  The decrease in interest expense was primarily attributable to a 24 basis point decrease in the overall cost of interest-bearing liabilities from 2.12% for the year ended December 31, 2011 to 1.88% for 2012.  The average interest rate spread increased from 3.30% for the year ended December 31, 2011, to 3.70% for the same period in 2012, while the net interest margin improved from 3.55% for the year ended December 31, 2011 to 3.94% for the year ended December 31, 2012.

The $25,000 increase in the provision for loan losses for the year ended December 31, 2012 over the year ended December 31, 2011 was primarily attributable to the increased volume of loans outstanding during the period.

The $1.2 million, or 337.7% increase in non-interest income for the year ended December 31, 2012 over the comparable period in 2011 was primarily attributable to a $710,000 increase in fee income generated primarily by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $331,000 gain on sale of investment securities available for sale, a $73,000 increase in net gains realized from the sales of other real estate owned properties, a $32,000 gain on the sale of an SBA loan, a $17,000 increase in other banking fees and service charges, and a $2,000 increase in other income.

The $944,000, or 32.0% increase in non-interest expense for the year ended December 31, 2012 compared to the same period in 2011 was primarily attributable to a $591,000 increase in salaries and employee benefits expense, a $157,000 increase in professional fees, a $121,000 increase in occupancy and equipment expense, a $92,000 increase in other expense, a $39,000 increase in FDIC deposit insurance assessment, and an $26,000 increase in advertising expense.  Offsetting these increases was a $75,000 decrease in expenses related to other real estate owned and a $7,000 decrease in directors’ fees and expenses.  As was the case with the quarter, the increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  Also as was the case with the quarter, the increase in professional fees was primarily due to costs related to loan collections.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $238,000, or 67.2% increase in the provision for income taxes for the year ended December 31, 2012 over the year ended December 31, 2011 was due primarily to the increase in pre-tax income as our effective tax rate was 37.6% for the 2012 period compared to 40.1% for the comparable period in 2011.

The Company’s total assets at December 31, 2012 were $117.4 million, an increase of $8.2 million, or 7.5%, from $109.2 million at December 31, 2011.  This growth in total assets was primarily due to increases in loans receivable, net of $9.0 million, loans held for sale of $4.5 million, cash and cash equivalents of $713,000, and premises and equipment, net of $484,000.  Offsetting these increases were decreases in investment securities and mortgage-backed securities of $6.6 million as a result of calls and sales.  During the year ended December 31, 2012, $3.9 million of mortgage-backed securities previously designated as held to maturity were transferred into the investment securities available for sale category and sold. This liquidity, when combined with an $8.5 million increase in deposits, was used to fund the increases in loans and loans held for sale and the payoff of Federal Home Loan Bank term borrowings in the amount of $1.8 million.

Total interest-bearing deposits increased $8.5 million, or 9.6%, to $97.0 million at December 31, 2012 from $88.5 million at December 31, 2011. This increase in deposits was attributable to an increase of $6.5 million in eSavings accounts, $3.0 million in certificates, and $156,000 in IRA savings accounts, partially offset by decreases of $1.1 million in statement savings accounts, and $53,000 in passbook savings accounts.

Total stockholders’ equity increased $1.1 million to $16.8 million at December 31, 2012 from $15.7 million at December 31, 2011. Contributing to the increase was net income for the year ended December 31, 2012 of $981,000, amortization of stock awards and options under our stock compensation plans of $119,000, common stock earned by participants in the employee stock ownership plan of $111,000, and accumulated other comprehensive income of $116,000.  These increases were offset by dividends paid of $153,000 and the purchase of 3,305 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $33,000.

Non-performing loans amounted to $2.1 million, or 2.54% of net loans receivable at December 31, 2012, consisting of twenty-six loans, seventeen of which are on non-accrual status and nine of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.3 million, or 4.42% of net loans receivable at December 31, 2011, consisting of thirty-six loans, twenty of which were on non-accrual status and sixteen of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2012 include ten one-to-four family non-owner occupied residential loans, seven home equity loans, five commercial real estate loans, and four one-to-four family owner-occupied residential loans, and all are generally well-collateralized or adequately reserved for. During the quarter ended December 31, 2012, four loans were placed on non-accrual status resulting in the reversal of approximately $4,000 of previously accrued interest income, three loans that were on non-accrual were transferred to other real estate owned, and one loan that was on non-accrual was paid off with no loss to principal.  Included in non-performing loans are seven loans identified as troubled debt restructurings which totaled $438,000 at December 31, 2012.  The Company had one additional troubled debt restructuring not included in non-performing loans at December 31, 2012 in the amount of $181,000 that was 60-89 days past due. The allowance for loan losses as a percent of total loans receivable was 1.01% at December 31, 2012 and 1.06% at December 31, 2011.

Other real estate owned (OREO) amounted to $170,000 at December 31, 2012, consisting of three properties.  This compares to three properties totaling $185,000 at December 31, 2011.  Non-performing assets amounted to $2.4 million, or 2.05% of total assets at December 31, 2012 compared to $3.5 million, or 3.22% of total assets at December 31, 2011. During the quarter, three one-to-four family non-owner occupied residences which had served as collateral for non-performing loans with an outstanding balance of $235,000 at the time of foreclosure, were transferred into OREO. In conjunction with these transfers, $93,000 of the outstanding loan balances was charged-off through the allowance for loan losses.  During the quarter ended December 31, 2012, the Company sold two OREO properties and realized an aggregate loss of $5,000 on the transactions.  For the twelve months ended December 31, 2012, the Company transferred five properties into OREO totaling $397,000, made $20,000 of capital improvements to three of the properties, and sold five properties totaling $432,000 and realized an aggregate gain of $7,000 on the transactions.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31, 2012	At December 31, 2011
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$12,400	$11,687
Investment in interest-earning time deposits	8,132	8,082
Investment securities available for sale at fair value	3,994	6,707
Mortgage-backed securities held to maturity (fair value-2011 $4,248)	-	3,888
Loans held for sale	4,875	413
Loans receivable, net of allowance for loan losses (2012: $860; 2011: $805)	84,291	75,339
Accrued interest receivable	657	543
Investment in Federal Home Loan Bank stock, at cost	437	616
Premises and equipment, net	1,608	1,124
Other real estate owned, net	170	185
Prepaid expenses and other assets	811	605
Total Assets	$117,375	$109,189

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$97,038	$88,525
Federal Home Loan Bank advances and other borrowings	2,000	3,800
Accrued interest payable	81	98
Advances from borrowers for taxes and insurance	991	822
Accrued expenses and other liabilities	428	248
Total Liabilities	100,538	93,493

Stockholders’ Equity	16,837	15,696
Total Liabilities and Stockholders’ Equity	$117,375	$109,189

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest Income	$1,488	$1,406	$5,836	$5,530
Interest Expense	426	475	1,720	1,909
Net Interest Income	1,062	931	4,116	3,621
Provision for (Reversal of) Loan Losses	(20)	52	162	137
Net Interest Income after Provision for Loan Losses	1,082	879	3,954	3,484
Non-Interest Income	427	123	1,510	345
Non-Interest Expense	1,208	770	3,891	2,947
Income before Income Taxes	301	232	1,573	882
Income Taxes	111	89	592	354
Net Income	$190	$143	$981	$528

Per Common Share Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Earnings per share - basic	$0.21	$0.16	$1.10	$0.60
Average shares outstanding - basic	893,946	877,613	888,008	874,566
Earnings per share - diluted	$0.21	$0.16	$1.10	$0.60
Average shares outstanding - diluted	905,984	880,675	892,834	878,899

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.54%	5.34%	5.58%	5.42%
Average rate on interest-bearing liabilities	1.80%	2.05%	1.88%	2.12%
Average interest rate spread	3.74%	3.29%	3.70%	3.30%
Net interest margin	3.96%	3.54%	3.94%	3.55%
Average interest-earning assets to average interest-bearing liabilities	113.25%	113.82%	114.13%	113.10%
Efficiency ratio	81.11%	73.14%	69.17%	74.32%

Asset Quality Ratios (1):
Non-performing loans as a percent of loans receivable, net	2.54%	4.42%	2.54%	4.42%
Non-performing assets as a percent of total assets	2.04%	3.22%	2.04%	3.22%
Allowance for loan losses as a percent of non-performing loans	40.17%	24.20%	40.17%	24.20%
Allowance for loan losses as a percent of total loans receivable	1.01%	1.06%	1.01%	1.06%

(1) Asset quality ratios are end of period ratios.

CONTACTS:	Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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